As filed with the Securities and Exchange Commission on October 7, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTORI THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0827593
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3020 Callan Road

San Diego, CA 92121

(858) 458-0900

(Address, Including Zip Code and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Christopher J. Calhoun

Chief Executive Officer

Cytori Therapeutics, Inc.

3020 Callan Road

San Diego, CA 92121

(858) 458-0900

(Name, Address, Including Zip Code and Telephone Number, Including

Area Code, of Agent for Service)

With a Copy to:

Jeffrey T. Baglio

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    333-157023

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Proposed Maximum Aggregate Offering Price(2)(3)(4)(5)	Amount of Registration Fee(5)
Common Stock, par value $0.001 per share(4)(6)
Preferred Stock, par value $0.001 per share(4)
Debt Securities(4)
Warrants(4)(7)
Units(4)(7)
Total	$3,501,568	$250

(1)	In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the securities which remain eligible to be sold under the registration statement on Form S-3 (File No. 333-157023) is hereby registered.
(2)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities, and such indeterminate number of warrants to purchase common stock, preferred stock or debt securities as will have an aggregate offering price not to exceed $3,501,568. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate offering price equal to the amount to be registered. If any debt securities are issued with a principal amount denominated in a foreign currency or composite currency, such principal amount as shall result in an aggregate initial offering price equivalent thereto in United States (U.S.) dollars at the time of initial offering.
(4)	In addition to the securities issued directly under this registration statement, we are registering an indeterminate number of shares of common stock and preferred stock as may be issued upon conversion or exchange of the securities issued directly under this registration statement. No separate consideration will be received for any shares of common stock or preferred stock so issued upon conversion or exchange.
(5)	The registrant previously registered an aggregate $75,000,000 of its securities on a registration statement on Form S-3 (File No. 333-157023), for which a registration fee of $2,948 was previously paid.
(6)	This registration statement also relates to rights to purchase one one-thousandth (1/1000th) of a share of Series RP preferred stock, par value $0.001 per share, which are attached to all shares of the registrant’s common stock pursuant to the Rights Agreement, dated as of May 29, 2003, as amended to date. Until the occurrence of events described in the Rights Agreement, the rights are not exercisable, are evidenced by the registrant’s common stock certificates and are transferable with and only with the registrant’s common stock.
(7)	Includes warrants to purchase common stock, warrants to purchase preferred stock and warrants to purchase debt securities.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This registration statement is being filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the sole purpose of registering an additional $3,501,568 worth of securities of the same class as were included in our registration statement on Form S-3 (File No. 333-157023) declared effective on February 11, 2009 (the “Base Registration Statement”). The amount being registered under this registration statement does not represent more than 20% of the maximum aggregate offering price of the securities which remain eligible to be sold under the Base Registration Statement. The contents of the Base Registration Statement, including all amendments, supplements and exhibits thereto, are hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on October 7, 2010.

CYTORI THERAPEUTICS, INC.

By:	/s/ CHRISTOPHER J. CALHOUN
Christopher J. Calhoun
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	Chairman of the Board of Directors	October 7, 2010
Ronald D. Henriksen

/s/ CHRISTOPHER J. CALHOUN	Chief Executive Officer, Vice-Chairman, Director	October 7, 2010
Christopher J. Calhoun	(Principal Executive Officer)

*	President, Director	October 7, 2010
Marc H. Hedrick, MD

/s/ MARK E. SAAD	Chief Financial Officer (Principal Financial Officer)	October 7, 2010
Mark E. Saad

*	Chief Accounting Officer (Principal Accounting	October 7, 2010
John W. Townsend	Officer)

*	Director	October 7, 2010
Richard J. Hawkins

*	Director	October 7, 2010
Paul W. Hawran

*	Director	October 7, 2010
E. Carmack Holmes, MD

*	Director	October 7, 2010
David M. Rickey

*By:	/s/ CHRISTOPHER J. CALHOUN
Christopher J. Calhoun, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1	Power of Attorney*

*	Previously filed with the registrant’s registration statement on Form S-3 (File No. 333-157023).